UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
______________

Date of Report (Date of earliest event reported): June 28, 2024

FIDELITY D & D BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania	001-38229	23-3017653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Blakely and Drinker Streets, Dunmore, PA	18512
(Address of principal executive offices)	(Zip Code)

(570) 342-8281
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol(s)	Name Of Each Exchange On Which Registered
Common Stock, no par value	FDBC	The NASDAQ Stock Market, LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CURRENT REPORT ON FORM 8-K

ITEM 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2024, Fidelity Deposit and Discount Bank (the “Bank”), a wholly owned subsidiary of Fidelity D & D Bancorp, Inc. (the “Corporation”), entered into a supplemental executive retirement plan agreement (the “SERP Agreement”) with Ruth Turkington, Executive Vice President and Chief Consumer Banking Officer of the Bank; pursuant to which the Bank will credit an amount to a SERP account established for the participant’s behalf while she is actively employed by the Bank for each calendar month from June 1, 2024 until normal retirement age of 70. Each month, until age 70 or until she is not an active employee of the Bank, the Bank currently intends to credit $5,417 to Mrs. Turkington’s SERP account; however, the Bank’s Board of Directors has the discretion to increase or decrease the amount to be credited to the participant’s account at any time.

●	The SERP account will be credited with interest at an annual rate equal to 4.00%, compounded monthly. This rate is fixed from plan inception until all payments are distributed.

●	The SERP account is payable in 180 consecutive monthly installments commencing upon separation from service after attaining age 70.

●
If separation from service occurs following the first day of the fourth plan year for a reason other than death, disability or following a change in control, the participant will receive the SERP account balance at that date, payable in 60 monthly installments beginning at the month following age 70. Interest will be credited at an annual rate of 4.00%, compounded monthly. If separation from service occurs before the first day of the fourth plan year for a reason other than death, disability or following a change in control, the participant will not receive any benefit.

●
If separation from service occurs due to death, the participant's beneficiary will receive the SERP account balance paid over 60 months beginning the month after death. If death occurs after payments have begun, the beneficiary will receive the remaining payments. If death occurs after age 70, but before payments have begun, the beneficiary will receive the SERP account balance at the date of death, payable over 60 months, beginning the month after death.

●	If the participant becomes disabled, she will be entitled to her SERP account balance. Such amount will be paid in 60 equal monthly installments commencing the month following the disability.

●
If a change in control occurs while the participant is employed by the Bank, the participant will receive her SERP account balance plus the present value of the expected future contributions as described above, discounted at a rate .3274% per month, payable over 36 months beginning the month following the change in control.

●
If the participant is terminated for cause, all amounts under the SERP agreement are forfeited. In addition, any unpaid amounts are forfeited in the event that, following separation from service, the participant breaches certain post-employment restrictive covenants set forth in the SERP Agreement.

The description above is only a summary of the material terms of the SERP Agreement and is not intended to be a full description of the SERP Agreement. The form of SERP Agreement for Mrs. Turkington is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On June 28, 2024, the Bank entered into a split dollar life insurance agreement (the “Split Dollar Agreement”) with Mrs. Turkington pursuant to which the Bank will share a portion of the net death proceeds of certain bank-owned life insurance (BOLI) policies with the participant’s beneficiary should she die while employed by the Bank. Net death proceeds are the total death proceeds from the BOLI policies less the greater of the cash surrender value or aggregate premiums paid. Under the Split Dollar Agreement, the participant's beneficiary will receive a death benefit equal to the lesser of three times the participant's base salary at the date of death or the net death proceeds from the BOLI policies. The Bank will include the current $50,000 group term plan coverage amount towards the benefit provided by the Split Dollar Agreement.

In addition, Mrs. Turkington may retain a benefit under the Split Dollar Agreement equal to the greater of two times her highest base salary or the net death proceeds after separation from service if the vesting requirements are met. Vesting occurs if the participant is employed by the Bank at the earliest of the following events: (i) disability, (ii) the Bank undergoes a change in control, (iii) the participant attains age 70, or (iv) the Board of Directors chooses to amend the Split Dollar Agreement to vest the participant.

The description above is only a summary of the material terms of the Split Dollar Agreement and is not intended to be a full description of the Split Dollar Agreement. The form of Split Dollar Agreement for Mrs. Turkington is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

ITEM 9.01         Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number         Description

99.1         Form of Supplemental Executive Retirement Plan for Ruth Turkington

99.2         Form of Split Dollar Life Insurance Agreement for Ruth Turkington

104         Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

FIDELITY D & D BANCORP, INC. (Registrant)

Dated:	July 2, 2024	/s/ Salvatore R. DeFrancesco, Jr.
Salvatore R. DeFrancesco, Jr.
Treasurer and Chief Financial Officer